Exhibit 99.1

Press Release

TIDEWATER INC. • Pan-American Life Center • 601 Poydras Street, Suite 1900 • New Orleans, LA 70130 • Telephone (504) 568-1010 • Fax (504) 566-4582

Tidewater Declares Quarterly Dividend on Common Stock and Authorizes New Common Stock Repurchase Program

NEW ORLEANS, May 17, 2013— Tidewater Inc. (NYSE:TDW) announced that its Board of Directors declared on May 15, 2013, a quarterly cash dividend of $0.25 per share of common stock payable June 14, 2013, to shareholders of record on June 4, 2013.

Tidewater also announced today that its Board of Directors has authorized a new program for the Company to spend up to $200 million, effective July 1, 2013 and through June 30, 2014, to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company would use its available cash and, when considered advantageous, borrowings under its revolving credit facility or other borrowings, to fund any share repurchases. The Company’s current repurchase program will continue in effect through June 30, 2013, and, through May 16, 2013, a total of 456,400 of its common shares have been purchased by the Company under this program at a total cost of $20.0 million, or an average price paid per common share of $43.83. As of May 16, 2013, the Company had $180.0 million remaining authorized under the current repurchase program available to repurchase shares through June 30, 2013. The Company will continue to evaluate share repurchase opportunities relative to other investment opportunities and in the context of current conditions in the credit and capital markets.

Tidewater is the leading provider of larger Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.